Exhibit 99.3

unaudited pro forma financial information

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the combined historical financial statements of the Company and MindWave after giving effect to the Mergers and the adjustments described in the accompanying notes.

The unaudited pro forma combined balance sheets of the Company and MindWave as of September 30, 2025 have been prepared to reflect the effects of the Mergers as if they occurred on September 30, 2025. The unaudited pro forma combined statements of operations for the Company and MindWave for the six months ended September 30, 2025 combine the historical results and operations of the Company and APUS giving effect to the Mergers as if they occurred on April 1, 2025. The unaudited pro forma combined statements of operations for the Company and MindWave for the twelve months ended March 31, 2025 combine the historical results and operations of the Company and APUS giving effect to the Mergers as if they occurred on April 1, 2024.

The fiscal year end of MindWave is March 31, 2025, which was used as the basis of presentation in the accompanying pro forma financial statements.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company and APUS and the notes thereto. Additional information about the basis of presentation of this information is provided in Note 2 below.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Although the Company is the legal acquirer, the Merger is accounted for as a reverse acquisition under US GAAP, with MindWave Innovations Inc. identified as the accounting acquirer due to its dominant controlling interest. For accounting purposes, MindWave is treated as the acquiring entity, and the Company’s identifiable assets and liabilities are measured at their estimated fair values as of the closing date.

The preliminary purchase consideration is measured using the deemed issuance method, representing the fair value of the equity interests retained by the original stockholders of APUS. This consideration has been allocated on a provisional basis, resulting in the recognition of goodwill for the excess of the purchase price over the fair value of the identifiable net assets. These amounts are subject to further adjustment during the measurement period as the Company finalizes its valuations and completes the accounting for the business combination.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, the Company allocated the purchase price using its best estimates of fair value. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

Unaudited Proforma Combined Statement of Operations for the Six Months Ended September 30, 2025

	MindWave	APUS	Pro Forma Adjustments		Pro Forma Combined
Revenue	$-	$-	$-		$-

Operating expense (income):
General and administrative	3,371,133	3,236,666	-		6,607,799
Research and development expenses		1,271,477	-		1,271,477
Distribution and commission expenses	4,634,172	-	-		4,634,172
Trading gains, net	(3,300)	-	-		(3,300)
Realized gain on sale of digital assets	(10,479,790)	-	-		(10,479,790)
Unrealized gain from changes in fair value of digital assets	9,066,549	-	-		9,066,549
Total operating expense (income)	6,588,764	4,508,143	-		11,096,907

Loss from operations	(6,588,764)	(4,508,143)	-		(11,096,907)

Other income (expense)
Change in fair value of warrant liability	-	22,377	-		22,377
Interest income	-	71,673	-		71,673
Interest expense	-	(29,355)	(261,000	)(D)	(290,355)
Total other income (expense)	-	64,695	(261,000)		(196,305)

Net loss	$(6,588,764)	$(4,443,448)	$(261,000)		$(11,293,212)

Net loss per share - basic and diluted					$(0.07)
Weighted average common shares outstanding - basic and diluted					162,116,314

Unaudited Proforma Combined Statement of Operations for the Year Ended March 31, 2025

	MindWave	APUS	Pro Forma Adjustments	Pro Forma Combined
Revenue	$-	$-	$-	$-

Operating (income) expense:
General and administrative	2,674,157	1,367,737	-	4,041,894
Distribution and commission expenses	3,718,158	-	-	3,718,158
Realized gain on sale of digital assets	(8,360,488)	-	-	(8,360,488)
Unrealized gain from changes in fair value of digital assets	(53,930,184)	-	-	(53,930,184)
Total operating (income) expense	(55,898,357)	1,367,737	-	(54,530,620)

Income (loss) from operations	55,898,357	(1,367,737)	-	54,530,620

Other income (expense)
Interest income	-	666	-	666
Interest expense	-	(128,843)	(522,000)	(650,843)
Total other income (expense)	-	(128,177)	(522,000)	(650,177)
Net (loss) income	$55,898,357	$(1,495,914)	$(522,000)	$53,880,443
Net (loss) income per share – basic and diluted				$0.34
Weighted average common shares outstanding – basic and diluted				157,444,181

Unaudited Proforma Combined Balance Sheet as of September 30, 2025

	MindWave	APUS	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$6	$6,986,617	$12,006,000	(C)	$18,992,623
Prepaid expenses and other current assets	-	2,099,491	-		2,099,491
Digital assets, at fair value	3,300	-	-		3,300
Total current assets	3,306	9,086,108	12,006,000		21,095,414
Digital assets, at fair value	132,273,773	-	-		132,273,773
Property and equipment, net	-	34,188	-		34,188
Goodwill	-	-	18,486,810	(A)	18,486,810
Long-term portion of prepaid expenses	-	129,740	-		129,740
Total assets	$132,277,079	$9,250,036	$30,492,810		$172,019,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$-	$567,633	$-		$567,633
Accrued interest – related party	-	21,651	-		21,651
Advance payable to related party	-	100	-		100
Notes payable – related party	-	500,000	-		500,000
Total current liabilities	-	1,089,384	-		1,089,384
Convertible note, net of debt discount			12,006,000	(C)	12,006,000
Total liabilities	-	1,089,384	12,006,000		13,095,384

Stockholders’ equity:
Preferred stock	-	-	1,495,403	(A)	-
			(1,495,403)	(D)
Common stock	10	125,760	149,705	(B)	1,645,108
			(125,770)	(B)
			1,495,403	(D)
Additional paid-in capital	82,969,083	17,272,661	25,002,363	(A)	107,971,446
			(17,272,661)	(B)
Retained earnings (deficit)	49,307,986	(9,237,769)	9,237,769	(B)	49,307,986
Total stockholders’ equity	132,277,079	8,160,652	18,486,810		158,924,541
Total liabilities and stockholders’ equity	$132,277,079	$9,250,036	$30,492,810		$172,019,925

(A)	The purchase consideration is measured as the fair value of the 9.1% equity interest retained by the original APUS stockholders. Using the quoted market price of $1.78 of APUS at September 30, 2025, the total consideration is $26,647,462 based on 14,970,484 common shares held by APUS. Under ASC 805-30-30-1, the excess of this price over the $8,160,652 fair value of APUS’s net assets results in the recognition of $18,486,810 in pro forma goodwill.

(B)	The historical equity of APUS is eliminated to reflect MindWave as the accounting acquirer. Under ASC 805-40-45-1, the pre-acquisition retained earnings (deficit) and common stock of APUS are reversed in their entirety, as only MindWave’s historical earnings carry forward. These balances are replaced by the “deemed issuance” of 14,970,484 shares at their $1.78 fair value, with the par value credited to preferred stock and the remainder to additional paid-in capital.

(C)	On December 1, 2025, the Company entered into a Securities Purchase Agreement with an institutional investor for senior unsecured convertible notes totaling $12,900,000 with an 8% original issue discount. At closing, $10,875,000 was funded, with an additional $2,175,000 expected upon effectiveness of the resale registration statement. The adjustment above reflects both the proceeds from the first tranche and expected proceeds upon effectiveness. A debt discount of $1,044,000 was recorded, yielding net proceeds of $12,006,000. The notes bear no interest unless in default, mature 12 months from issuance at par, and are convertible at 80% of the lowest five-day VWAP, subject to monthly limits.

(D)	In connection with the merger, the Company issued preferred stock, which has not yet been converted. Upon shareholder approval of the transaction, effective once the information statement is completed and distributed to APUS shareholders, each share of preferred stock will be convertible into common stock in accordance with the governing agreements. For pro forma purposes, the preferred stock has been reflected as converted into common stock in adjustment A.

notes to the unaudited pro forma financial information

Basis of Presentation

The unaudited pro forma consolidated financial information has been prepared to illustrate the effect of the merger between MindWave Innovations Inc. (“MindWave”) and APUS, which was consummated on December 1, 2025. For accounting purposes, the merger is treated as a reverse acquisition in accordance with ASC 805-40. Although APUS is the legal acquirer and the surviving reporting entity, MindWave is designated as the accounting acquirer because its former stockholders hold a 90.9% controlling interest in the combined company. Consequently, the historical financial statements of MindWave become the historical financial statements of the consolidated company, and the assets and liabilities of APUS are recorded at their acquisition-date fair values.

The fiscal year end of MindWave is March 31, 2025, which was used as the basis of presentation in the accompanying pro forma financial statements.

Purchase Price Allocation

The purchase consideration is measured based on the “deemed issuance” of equity interests as prescribed by ASC 805-40-30-2. This represents the fair value of the 9.1% equity interest retained by the original APUS stockholders. Based on the 14,970,484 shares of APUS common stock outstanding at the closing date and the quoted market price of $1.78 per share (a Level 1 input under ASC 820), the total purchase consideration is $26,647,462.

Pro Forma Adjustments

The pro forma adjustments reflect the elimination of APUS’s historical equity balances and the recognition of the new capital structure. Specifically, adjustments were made to remove APUS’s historical common stock, additional paid-in capital, and retained earnings, as MindWave’s historical earnings are the only ones carried forward under ASC 805-40-45-1. Additional adjustments include the recording of the par value of the shares issued in the merger. These adjustments are intended to present the financial position and results of operations as if the transaction had occurred at the beginning of each respective period for the statement of operations and as of the most recent period-end for the balance sheet.

Earnings Per Share (EPS)

Pro forma earnings per share is calculated using the weighted-average number of shares outstanding, giving effect to the exchange ratio established in the Merger Agreement. In accordance with reverse acquisition guidance, the number of shares used to calculate historical EPS has been retroactively recast to reflect the 90.9% ownership stake held by MindWave shareholders. This ensures that the earnings per share data is comparable across all periods presented and reflects the impact of the 14,970,484 shares retained by APUS shareholders as if those shares were outstanding throughout the entire duration of the periods reported.

Consideration Transferred

Number shares to be retained by APUS stockholders	14,970,484
Quoted price of APUS	$1.78
Purchase Consideration	$26,647,462

Book value of net assets of APUS	8,160,652
Goodwill	$18,486,810

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